Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT FOR NON-EMPLOYEE CHIEF EXECUTIVE OFFICER

This AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) dated December 19, 2025 and effective as of December 19, 2025 (“Effective Date”), is made and entered into between GridAI Technologies Corp. (f/k/a Entero Therapeutics, Inc.) (a Delaware Corporation) (the “Company”), and Access Alternative Group S.A., a Bahamian corporation (the “Consultant”).

WHEREAS, the Company and the Consultant previously entered into a consulting agreement dated September 8, 2025 (the “Original Agreement”) and both parties desire to amend and restate the Original Agreement on the terms and conditions set forth herein;

WHEREAS, the Company desires to engage the Consultant to provide certain consulting services described on Exhibit A (the “Services”) to the Company pursuant to the terms and conditions of this Agreement;

WHEREAS, the Consultant has designated Jason D. Sawyer, General Manager of the Consultant (the “Designee”), to perform the Services as non-employee Chief Executive Officer;

WHEREAS, the Board of Directors of the Company (the “Board”) has appointed the Designee, to serve as the Chief Executive Officer of the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Designee has the necessary skills and qualifications to serve as the Chief Executive Officer and has agreed to serve as such, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent Consultant.

During the term of this Agreement, Consultant will perform the Services in a diligent and professional matter, and in compliance with all applicable laws and regulations. The Company, through the action of its Board, hereby engages the Consultant, and the Consultant will serve the Company, as a consultant. During the term of this Agreement, the Designee will serve as the non-employee chief executive officer (“CEO”) of the Company. The Company confirms that the Designee has been duly appointed as the CEO and will remain as an executive officer of the Company during the term of this Agreement.

2.	Duties, Term, and Compensation. The Consultant’s term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit B, which may be amended in writing from time to time by the Consultant and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. The Company will reimburse the Consultant for all reasonable business expenses Consultant incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by the Consultant; provided that the Consultant supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by the Consultant.

4.	Confidentiality. The Consultant acknowledges that during the engagement it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Consultant agrees that it will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control. The Consultant confirms that all restrictions in Section 4 are reasonable and valid, and any defenses to the strict enforcement thereof by the Company are waived by the Consultant. The provisions of this Section shall survive any termination of this Agreement.

5.	Conflicts of Interest; Performance of Duties. The Consultant represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Consultant, any of its personnel or owners and any third party. Further, the Consultant, in rendering the Services, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not have a proprietary interest.

6.	Other Business Activities: The Consultant agrees that it or any of its personnel or owners are not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Agreement, the Consultant shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement immediately upon written notice in accordance with provisions under “Term” under Exhibit B.

7.	Indemnification and D&O Insurance: Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, franchise tax, worker’s compensation insurance coverage requirements and U.S. immigration visa requirements. Consultant shall indemnify, defend and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements including, without limitation, any liability for, or assessment of, withholding taxes imposed on Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

Notwithstanding the foregoing, the Company shall defend and indemnify the Designee in his capacity as Chief Executive Officer of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Designee, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

8.	Independent Contractor. This Agreement shall not render the Consultant or the Designee an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent Consultant in his relationship with the Company. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. The Consultant agrees to indemnify and save the Company harmless from and against any and all assessments, losses or penalties actually incurred by the Company in respect of any unpaid taxes or other fees and charges by the Consultant which are charged back to the Company, including, without limitation, contributions to any pension/retirement plans, employment insurance or workers compensation premiums.

9.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

10.	Choice of Law. The laws of the state of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

11.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in New York in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

12.	Submission to Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of the courts of the State of New York.

13.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

15.	Assignment. The Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, except as set forth herein, without the prior written consent of the Company.

16.	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case addressed to either party, and in the case of the Company, at its normal business address, and in the case of Consultant, at his residential address or other address provided, which address may be updated by either party in writing from time to time.

17.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Counterparts. This Agreement may be executed originally or electronically, and any number of counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument. Signatures provided electronically shall be deemed original signatures.

19.	Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto with respect to its subject matter and supersedes all prior agreements, promises, statements, representations, negotiations, and understandings, written or oral, with respect to matters covered hereby.

20.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

GridAI Technologies Corp.		Access Alternative Group S.A.

By:	/s/ Anna Skowron	By:	/s/ Jason Sawyer
Name:	Anna Skowron	Name:	Jason D. Sawyer
Title:	Chief Financial Officer	Title:	General Manager

Designee

By:	/s/ Jason Sawyer
Name:	Jason D. Sawyer

EXHIBIT A

DESCRIPTION OF SERVICES

Consultant agrees to provide the below Services to the Company:

(a)	Managing the operations of the Company;

(b)	Working with the Board of Directors of the Company to develop and implement the Company’s strategic plan; and

(c)	Performing such other duties of the Chief Executive Officer of the Company customarily related to this function in an organization of the size and nature of the Company, and performing such other duties as may be determined and assigned by the Board from time to time and required by the Company’s governing instruments.

Consultant will perform work remotely, outside of the United States, so long as doing so does not interfere with the Consultant's responsibilities under this Agreement.

EXHIBIT B

TERM AND TERMINATION:

This engagement under this Consulting Agreement shall be for a period of two (2) years. This engagement shall commence effective December 19, 2025, and shall be renewable on a yearly basis at the discretion of the Company unless earlier terminated by the Consultant for any reason upon not less than thirty (30) calendar days’ notice given to the Company. The Company may terminate this Agreement upon ten (10) business days’ notice for any reason. In the event of termination prior to the end of a month, the Company shall pay the Consultant on a pro-rata basis any compensation then due and payable for any services completed up to and including the date of such termination.

COMPENSATION:

Base Compensation:

The Company will pay the Consultant compensation at the rate of USD $25,000 per month, retroactive to October 1, 2025.

Quarterly Fee for Nasdaq Compliance:

In addition, the Consultant will also be paid USD $20,000 per quarter, payable for each quarter that the Company remains in compliance with the Nasdaq rules and listing requirements. Such quarterly payments shall be made on the first day of the following quarter, with the first of such quarterly payments beginning on January 1, 2026 (if applicable).

Grid AI Transaction Completion:

The Consultant is also entitled to the payment of a one-time cash payment of USD $150,000 and 400,000 common shares issuable under the Company’s equity incentive plan (to be registered for resale on a Form S-8 to be filed by the Company upon issuance or as soon as possible thereafter) payable upon approval by the shareholders of the Company’s acquisition of Grid AI Corp, a Nevada corporation (“Grid AI”).

Stock-Based Compensation:

The Consultant will also be entitled to restricted stock unit awards (“RSUs”) issuable under the Company’s equity incentive plan issuable on the date hereof. The RSUs shall be exercisable for a total of 1,000,000 shares of common stock of the Company and shall be registered for resale on a Form S-8 upon issuance or as soon as possible thereafter.

Vesting of RSUs: 25% (250,000) of the RSUs shall vest and be awarded to the Consultant at the end of each calendar quarter of 2026 upon successful execution of the Company’s quarterly objectives and tasks in the normal course of business of the Company. For the avoidance of doubt, any late filing of a “Super 8-K” arising out of the share exchange transaction between the Company, Grid AI and the stockholders of Grid AI shall not be deemed to be considered as an exception from the vesting requirements for the RSUs, or for the “Quarterly Fee for Nasdaq Compliance”.

All RSUs shall vest immediately upon the earlier of: (a) any termination without Cause; (b) Change of Control of the Company in any form; and (c) at the time more than 50% of all Series H preferred stock of the Company has been converted to shares of common stock of the Company.

“Cause” shall mean the Consultant’s:

•	Fraud, embezzlement, or other theft;

•	Conviction of a felony (or state law equivalent) or plea of guilty to a felony (or state law equivalent) in the United States of America;

•	Material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, policies which have been furnished to and accepted in their entirety by the Consultant;

•	Misconduct or gross neglect that is proven to have caused harm to the Company; and/or;

•	Conduct that brings the Company negative publicity or into public disgrace, embarrassment, or disrepute.

“Change in Control" shall mean the occurrence of any of the following after December 19, 2025:

•	one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

•	at the time more than 50% of all Series H preferred stock of the Company has been converted to shares of common stock of the Company.

•	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or;

•	the sale of all or substantially all of the Company's assets.

Discretionary Payments:

In addition to the aforementioned, the Consultant would also be entitled to the payment of a discretionary annual bonus (in the form of cash or stock based compensation) linked to the completion by the Company of: (a) a successful financing; (b) a merger, acquisition, consolidation or other change of control or similar transaction involving the Company; (c) outperformance of the Company of specified revenue targets that may be set from time to time by the board of directors of the Company; and (d) any new end-customer of the Company that is introduced to the Company by the Consultant or through Consultant’s efforts.

Severance:

If the Consulting Agreement is terminated for any reason other than for Cause before the end of the initial two-year term set forth above or any renewal term, the Consultant shall be paid severance in the form of cash equal to the remaining “Base Compensation” and “Quarterly Fee for Nasdaq Compliance” for the unexpired portion, but the same shall be pro-rated.

TITLE:

The Designee’s title shall be Chief Executive Officer of the Company.